Attachment C

FORM OF AGREEMENT

CHANGE-IN-CONTROL

THIS AGREEMENT is entered into as of the 6th day of December, 2006 by and between Howard M. Sipzner (“Executive”) and Brandywine Realty Trust (the “Company”).

WHEREAS, Executive is currently employed by the Company and/or a Subsidiary (as defined below) of the Company;

WHEREAS, in order to encourage Executive to remain an employee of the Company and/or a Subsidiary, the Company is entering into this Agreement with Executive.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Payment Obligation: Change of Control. The Company agrees that if (i) a Change of Control of the Company occurs at a time when Executive is then an employee of the Company and/or a Subsidiary of the Company and (ii) within 730 days following the occurrence of the Change of Control (a) the Company or the purchaser or successor thereto (the “Purchaser”) terminates the employment of Executive other than for Cause or (b) Executive resigns for Good Reason, then:

a. the Company or Purchaser will be obligated to pay to Executive an amount equal to the product of: (x) 2.25 multiplied by (y) the sum of (1) Executive’s annual base salary as in effect at the time the Change of Control occurs, (2) the annual bonus paid to Executive in the calendar year immediately preceding the calendar year in which the Change of Control occurs, (3) the “Fair Market Value” (as defined under the Plan) of any restricted common shares of beneficial interest granted to Executive under the Plan (or any new or successor long-term incentive plan) in the calendar year immediately preceding the calendar year in which the Change of Control occurs, determined as of the date of grant of any such restricted shares and (4) the fair market value of any other long-term incentive award (other than the outperformance plan) made to Executive in or for the calendar year immediately preceding the calendar year in which the Change of Control occurs (with the fair market value determined as of the date of the award and determined by the Board using customary valuation procedures as it may in its sole discretion select). Payment of the amounts provided for in this Section 1.a shall be made as soon as reasonably practicable following Executive’s termination or resignation, but, in any event, not later than ten (10) days after such termination or resignation.

b. Executive shall be entitled to medical coverage until the earlier of (1) the last day of the 821-day period following the date of termination or resignation or (2) the date on which the Executive is eligible for coverage under a plan maintained by a new employer or under a plan maintained by his spouse’s employer. Coverage shall be provided at the level in effect at the date of his termination or resignation (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, as such coverage may be changed by the Company from time to time for employees generally, as if the Executive had continued in employment during such period; or, cash in lieu of such coverage in an amount equal to the Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the foregoing benefit period. In addition, Executive shall be entitled to continuation of all group term life insurance benefits (but not including any supplemental life insurance benefits provided to executives), or the equivalent coverage if provision of such coverage is not possible under the group term life insurance policy, at no cost to Executive for the 821-day period following the date of Executive’s termination or resignation.

2. Payment Obligation: Death or Disability. The Company agrees that if Executive dies or becomes Disabled at a time when Executive is then an employee of the Company and/or a Subsidiary of the Company, then the Company will pay to Executive or his estate, as applicable, an amount equal to the product of: (x) 2.25 multiplied by (y) the sum of (1) Executive’s base salary as in effect at the time the death or Disability occurs, (2) the annual bonus paid to Executive in the calendar year immediately preceding the calendar year in which the death or Disability occurs, (3) the “Fair Market Value” (as defined under the Plan) of any restricted common shares of beneficial interest granted to Executive under the Plan (or any new or successor long-term incentive plan) in the calendar year immediately preceding the calendar year in which the death or Disability occurs, determined as of the date of grant of any such restricted shares and (4) the fair market value of any other long-term incentive award (other than the outperformance plan) made to Executive in or for the calendar year immediately preceding the calendar year in which the death or Disability occurs (with the fair market value determined as of the date of the award and determined by the Board using customary valuation procedures as it may in its sole discretion select)

3. No Right to Employment. This Agreement shall not confer upon Executive any right to remain an employee of the Company or a Subsidiary of the Company, and shall only entitle Executive to the payments and benefits in the limited circumstances set forth in Paragraphs 1 and 2 above.

4. Certain Definitions. As used herein:

a. “Board” means the Board of Trustees of the Company, as constituted from time to time.

b. “Cause” has the meaning assigned to it in the Plan (except that references in such Plan definition to “Company” shall be interpreted to mean the Company or Purchaser, as applicable).

c. “Change of Control” means:

(1) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (1) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(2) approval by shareholders of the Company of:

(a) a merger, reorganization or consolidation involving the Company if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation;

(b) a complete liquidation or dissolution of the Company; or

(c) an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

(3) acceptance by shareholders of the Company of shares in a share exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange; or

(4) a change in the composition of the Board over a period of twenty four (24) months or less such that a majority of the Board members ceases to be comprised of individuals who either: (a) have been board members continuously since the beginning of such period; or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time such election or nomination was approved by the Board.

d. “Code” means the Internal Revenue Code of 1986, as amended.

e. “Disability” means a disability of Executive which renders Executive unable to perform the full extent of his duties and responsibilities by reason of his illness or incapacity which would entitle that person to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations thereunder. “Disabled” shall mean having a Disability. The determination of whether Executive is Disabled shall be made by the Board, whose determination shall be conclusive.

f. “Good Reason” means any of the following:

(1) a reduction in Executive’s base salary as in effect at the time of the Change of Control;

(2) a significant adverse alteration in the nature or status of Executive’s responsibilities from those in effect at the time of the Change of Control; or

(3) relocation of the place where Executive performs his day-to-day responsibilities at the time of the Change of Control by more than thirty (30) miles.

g. “Plan” means the Company’s 1997 Long-Term Incentive Plan, as amended.

h. “Subsidiary” means, in respect of the Company or parent, a subsidiary company, whether now or hereafter existing, as defined in Sections 424(f) and (g) of the Code, and any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.

i. Tax Withholding, Etc. All compensation payable under this Agreement shall be subject to customary withholding taxes and other employment taxes as required with respect to compensation paid by an employer to an employee and the amount of compensation payable hereunder shall be reduced appropriately to reflect the amount of any required withholding. The Company shall have no obligation to make any payments to the Executive or make the Executive whole for the amount of any required taxes.

5. Miscellaneous.

a. Controlling Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

b. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. This Agreement may not be modified or amended other than by an agreement in writing.

c. Liability of Trustees, etc. No recourse shall be had for any obligation of the Company hereunder, or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of the Company, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released by Executive.

d. Tax Gross-up. In the event it shall be determined that any payment or distribution of any type to or for the benefit of the Employee, by the Company, any Affiliate, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any Affiliate of such person, whether paid or payable or distributed or distributable pursuant to any of the terms of this Agreement or otherwise (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the Gross Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this Section, shall be made by an independent accounting firm selected by the Employee from among the five (5) largest accounting firms in the United States (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Employee by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Company or the Employee (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee and the Company with a written statement that such Accounting Firm has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his or her federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within twenty (20) days after the Determination (and all accompanying calculations and other material supporting the Determination) is delivered to the Company by the Accounting Firm. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he or she has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee repaying to the Company an amount which is less than the Overpayment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BRANDYWINE REALTY TRUST

By:

Gerard H. Sweeney President and CEO

Howard M. Sipzner